Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of January 29, 2025 (the “Second Amendment Effective Date”), is made by and among JOHNSON OUTDOORS INC., a Wisconsin corporation,  JOHNSON OUTDOORS WATERCRAFT INC., a Delaware corporation, JOHNSON OUTDOORS MARINE ELECTRONICS, INC., an Alabama corporation, JOHNSON OUTDOORS DIVING LLC, a Delaware limited liability company, UNDER SEA INDUSTRIES, INC., a Delaware corporation, and  JOHNSON OUTDOORS GEAR, INC., a Delaware corporation  (each a “Borrower” and collectively “Borrowers”), each of the Lenders (as defined in the Credit Agreement) party hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under the Credit Agreement referred to below (hereinafter referred to in such capacity as the “Administrative Agent”).

WlTNESSETH:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent entered into the Amended and Restated Credit Agreement dated as of November 15, 2017, as amended pursuant to that certain First Amendment to Amended and Restated Credit Agreement by and among the  Borrowers, the Administrative Agent and the Lenders, dated as of July 15, 2021, and as amended pursuant to that certain LIBOR Index Replacement and Conforming Changes Notice and Amendment Letter dated as of June 14, 2023, which was delivered by Administrative Agent to Borrower Agent (as so amended and as may be further amended, restated, modified or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have extended credit to the Borrowers;

WHEREAS, the Borrowers have requested that certain amendments be made as set forth in more detail herein; and

WHEREAS, the Administrative Agent and the Lenders party to this Amendment (constituting Required Lenders) are willing to consent to the requested amendments to the Credit Agreement as provided in, and on the terms and conditions contained in, this Amendment.

NOW, THEREFORE, in consideration of their mutual covenants and agreements hereafter set forth, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Section 1.1          Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Credit Agreement.

Section 1.2          Amendments to Credit Agreement.  Effective as of the Second Amendment Effective Date, the Credit Agreement shall be amended as follows:

(a)          Section 1.1 [Certain Definitions] of the Credit Agreement is amended to add the following defined terms in the appropriate alphabetical order:

Assets shall have the meaning specified in Section 12.2.1 of this Agreement.

Attachment shall mean the automatic attachment of the security interest granted to the Administrative Agent by the Borrowers under Section 12.2.1 hereof, which security interest shall automatically attach to the Assets if the Springing Trigger Event occurs during the Covenant Relief Period.

Cash Equivalents shall mean (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, as applicable), in each case maturing within one year from the date of acquisition thereof; (b) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and (c) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940.

Covenant Relief Period shall mean the period from and including December 27, 2024 to the Covenant Relief End Date.

Covenant Relief End Date shall mean the earlier of (i) the date on which Borrowers provide Administrative Agent with a Compliance Certificate demonstrating compliance with the financial covenants set forth in Sections 8.2.14 [Maximum Leverage Ratio] and 8.2.15 [Minimum Interest Coverage Ratio] of the Credit Agreement and no Potential Default or Event of Default shall have occurred and be continuing as of such date, and (ii) the date on which Borrowers deliver to Administrative Agent a Compliance Certificate and accompanying financial statements for the fiscal quarter ending October 3, 2025, and no Potential Default or Event of Default shall have occurred and be continuing as of such date.

Second Amendment Effective Date shall mean January 29, 2025.

Springing Trigger Event shall mean the Revolving Facility Usage exceeds five percent (5%) of the Revolving Credit Commitments.

UCC shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s security interest in any Assets is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as from time to time in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for the purposes of definitions related to such provisions; provided, further, that, if the UCC is amended after the date hereof, such amendment will not be given effect for the purposes of this Agreement to the extent such amendment would limit or eliminate any property or asset of a debtor from being Assets.

(b)          Section 8.2.5 [Dividends, Stock Repurchases and Related Distributions] of the Credit Agreement is hereby amended to reflect that the Loan Parties may not make or pay any dividends or distributions under Section 8.2.5(ii) during the Covenant Relief Period unless they are in compliance with the Minimum Cash-on-Hand covenant set forth in Section 8.2.19.

(c)          Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement is hereby amended to reflect that the Loan Parties may not enter into a Permitted Acquisition during the Covenant Relief Period unless they are in compliance with the Minimum Cash-on-Hand covenant set forth in Section 8.2.19.

(d)          Section 8.2.14 [Maximum Leverage Ratio] of the Credit Agreement is hereby amended to reflect that the Leverage Ratio shall not be measured during the Covenant Relief Period.

(e)          Section 8.2.15 [Minimum Interest Coverage Ratio] of the Credit Agreement is hereby amended to reflect that the Interest Coverage Ratio shall not be measured during the Covenant Relief Period.

(f)          Section 8.2.16 [Limitation on Negative Pledges] of the Credit Agreement is hereby retitled to be called [Negative Pledge] and is hereby amended and restated to read as follows:

8.2.16    Negative Pledge.  No Loan Party shall (a) encumber, pledge, mortgage, grant a security interest in, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of its property or revenues, whether now owned or hereafter acquired, nor (b) enter into or suffer to exist or to become effective any agreement that prohibits or limits the ability of such Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than, in each case (i) this Agreement and the other Loan Documents, (ii) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (iii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (iv) customary provisions restricting assignment of any licensing agreement (in which a Loan Party is the licensee) with respect to a contract entered into by a Loan Party in the ordinary course of business and (v) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party.

(g)          A new Section 8.2.19 [Minimum Cash-on-Hand] is hereby added to the Credit Agreement to read as follows:

8.2.19    Minimum Cash-on-Hand.  During each of the fiscal quarters ending December 27, 2024, March 28, 2025, and June 27, 2025, the Loan Parties shall not permit unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries to be less than $50,000,000.  Compliance with this Minimum Cash-on-Hand covenant for the fiscal quarters ending December 27, 2024, March 28, 2025 and June 27, 2025, shall be reported to Administrative Agent and Lenders in the form of the Compliance Certificate which is required to be provided for such quarters pursuant to Section 8.3.3 [Certificate of Borrowers].  In the event the Loan Parties desire to (i) enter into a Permitted Acquisition pursuant to Section 8.2.6 of the Credit Agreement or (ii) make or pay a distribution or dividend pursuant to Section 8.2.5(ii) of the Credit Agreement during the Covenant Relief Period, in order to do so, the Loan Parties and their Subsidiaries must have a minimum unrestricted cash and Cash Equivalents of not less than $50,000,000.

(h)          Section 8.3.1 of the Credit Agreement is hereby amended to reflect that in the event the Springing Trigger Event occurs during the Covenant Relief Period, the internal financial statements required to be provided under this Section 8.3.1 shall be provided on a monthly basis, within 30 calendar days after the end of each month.  This monthly reporting shall be in addition to the quarterly reporting which is otherwise required pursuant to this Section 8.3.1 which shall be accompanied by a Compliance Certificate as provided in the Credit Agreement.

(i)          A new Article 12 [Security for the Obligations] is hereby added to the Credit Agreement to read as follows:

12.             SECURITY FOR THE OBLIGATIONS.

12.1  Obligations Unsecured. The Obligations shall be unsecured, subject to the provisions of Section 12.2 below.

12.2  Springing Security Interest. The Obligations are subject to and secured by a springing Security Interest as follows:

12.2.1   Grant of Security Interest.  Effective immediately upon the occurrence of a Springing Trigger Event during the Covenant Relief Period, each of the Loan Parties hereby grants (or, by executing the a Borrower Joinder or Guarantor Joinder hereto, grants) to the Administrative Agent for itself and for the benefit of the Lenders, a continuing security interest in and to and a pledge, as the case may be, of all of the tangible and intangible, personal property and assets of such Loan Party, whether now owned or existing or hereafter acquired or arising and wheresoever located including, without limitation: (a) all Accounts and Chattel Paper, (b) all Inventory and Goods, (c) all Equipment and Fixtures, (d) all General Intangibles and Intellectual Property, (e) all Investment Property and all Letter-of-Credit Rights, (f) all Deposit Accounts and any and all deposits or other sums at any time credited by or due from the Lenders to such Loan Party, another depository account, or other Account, (g) all Instruments, Documents, documents of title, policies and certificates of insurance, securities, choses in action, cash or other property, to the extent owned by the Loan Parties or in which a Loan Party has an interest, (h) all Supporting Obligations, (i) all property of such Loan Party which now or hereafter is at any time in the possession or control of any of the Lenders or in transit by mail or carrier to or from any of the Lenders or in the possession of any Person acting in a Lender’s behalf without regard to whether such Lender received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether such Lender had conditionally released the same, and any and all balances, sums, proceeds and credits of such Loan Party with such Lender, (j) all accessions to, all substitutions and replacements for, and all Products and Proceeds of the herein above-referenced property of such Loan Party including, but not limited to, proceeds of any insurance, indemnity, warranty or guaranty payable to the Loan Party, and (k) all books, records, and other property (including, but not limited to, credit files, programs, printouts, computer software, and disks, magnetic tape and other magnetic media, and other materials and records) of such Loan Party pertaining to any such above-referenced property of such Loan Party (collectively, the “Assets”).  The capitalized terms Accounts, Chattel Paper, Deposit Account, Document, Equipment, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Proceeds, Software and Supporting Obligations shall have the meanings as assigned to those terms in the UCC.  “Intellectual Property” shall mean all Software and all inventions, all designs, all patents, all applications therefor, all trademarks, service marks, and trade names, all registrations and applications therefor, all copyrights, all registrations therefor, and any licenses thereof, in each case, whether now existing or hereafter arising or acquired. “Products” shall mean property directly or indirectly resulting from any manufacturing, processing, assembling or commingling of any Inventory.

Such continuing security interest and pledge in the Assets (the “Security Interest”) shall be in addition to any other security interest or Lien in the tangible or intangible, personal property and assets of any Person securing the Obligations; provided, however, that, with respect to General Intangibles or Equipment of a Loan Party, to the extent that: (i) any such General Intangible is subject by reason of the terms of the instrument or agreement creating such General Intangible itself (and not any third party agreement) to a valid and effective contractual restriction prohibiting the creation or a security interest without the consent of another Person or otherwise requires the consent of such Person to permit such creation or (ii) any such item of Equipment is subject to a Purchase Money Security Interest  permitted by Section 8.2.2 of this Agreement prohibiting the creation of any other security interest in such item of Equipment without the consent of another Person, then, the above stated grant of a security interest to the Administrative Agent shall not be effective as to such General Intangible or item of Equipment until such time as consent has been obtained from such Person; provided, further that, upon the occurrence of an Event of Default which is continuing and has not been waived in accordance with Section 11.1 hereof, such Loan Party will, upon the written request of the Administrative Agent, use commercially reasonable efforts to obtain such consent.

12.2.2   Condition for Attachment of Security Interest, Liens, and Pledges.  If at any time during the Covenant Relief Period a Springing Trigger Event occurs, the Security Interest and Lien described in Section 12.2.1 above shall automatically attach to the Assets, without further action of the Administrative Agent or the Loan Parties.

12.2.3   Obligations Secured. Upon Attachment, the Security Interest granted by the Loan Parties in this Section 12.2 shall immediately secure the prompt payment and performance of the Obligations (including Obligations of any Loan Party to pay the obligations of other Borrowers owing to the Lenders) (collectively the “Secured Obligations”).

12.2.4   Agreement of Loan Parties.  Upon Attachment, the Loan Parties immediately shall, upon written notice from Administrative Agent, deliver or cause to be delivered to Administrative Agent such Loan Documents and other documents and agreements, including but not limited to security agreements, pledge agreements, and such modifications to this Agreement and to the Loan Documents as shall be necessary in Administrative Agent’s sole discretion to create, in favor of Administrative Agent for the benefit of the Lenders, a first position perfected security interest Lien (subject to Permitted Liens) in the Assets to secure repayment of the Obligations.  Loan Parties shall further deliver evidence that adequate insurance covering all Assets is in full force and effect.

12.2.5   Completion of Documents.  The Loan Parties hereby appoint the Administrative Agent as its attorney-in-fact to perform any action required to be taken or to execute any document or agreement required to be executed by the Loan Parties under this Section 12.2, and to carry out the requirements and intent of such section, including but not limited to the execution of all documents and agreements, including any Loan Documents necessary to carry out the requirements of this Section 12.2.  The powers of attorney described in this paragraph are (a) only exercisable by the Administrative Agent if the Loan Parties breach their obligations under this Section 12.2 and (b) coupled with an interest and are irrevocable.

12.2.6   Perfection.  Upon Attachment, each of the Loan Parties is deemed to have authorized the filing of such financing statements as the Administrative Agent determines necessary or appropriate the perfect the security interest in the Assets, and each Loan Party shall promptly take such actions and execute and deliver such assignments or other instruments, control agreements or documents, in each case as the Administrative Agent may request in good faith, as being necessary to evidence, perfect, or record the Administrative Agent’s security interest in the Assets.  Each of the Loan Parties hereby authorizes the Administrative Agent on behalf of the Administrative Agent and the Lenders and the Issuing Lender to execute and file any such financing statement or continuation statement on such Loan Party’s behalf.  The parties acknowledge that a carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement to the extent permitted by law.

12.2.7   Costs and Expenses.  All costs and expenses incurred by the Administrative Agent in connection with this Section 12.2, including, but not limited to all legal fees, filing fees and all other costs associated with carrying out the requirements and the intent of Section 12.2 shall upon demand by Administrative Agent be reimbursed by Borrowers.

12.2.8   Partial Releases. Each of the Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any property covered by this Agreement or the other Loan Documents which release is permitted by the terms of this Agreement.

12.2.9   Changes Affecting Perfection.  The Loan Parties shall not, and shall not permit any Subsidiary thereof to, without giving the Administrative Agent at least twenty (20) days written prior notice thereof:  (a) make any change in the location of its chief executive office, principal place of business or the office where its records pertaining to its Accounts and General Intangibles are kept, and (b) make any change in its name or corporate structure, adopt new trade names, assumed names or fictitious names or otherwise add any name under which a Loan Party does business.

12.2.10  Release of Collateral.  If Attachment has occurred, upon the earlier of (a) full payment of all the Notes and all other Obligations of the Loan Parties hereunder and under any Loan Documents, and (b) written request of the Borrower Agent, if the Covenant Relief End Date has occurred and no Event of Default or Potential Default then exists, the Administrative Agent agrees (and all Lenders hereby consent) that the Security Interest shall terminate and the Administrative Agent shall release the Liens in the Assets by filing all financing statement termination statements and taking such other acts to effectuate the termination of the Security Interest, all at the Loan Parties’ expense

12.3  Inspection; Verification. Commencing upon Attachment and ending upon the release of the collateral pursuant to Section 12.2.10 above: (a) during regular business hours and after reasonable notice to the Borrower Agent, the Administrative Agent (by any of its officers, employees, agents, representatives, or designees, including a Lender) shall have the right, at the Loan Parties’ expense, to inspect the Assets and to inspect and audit, all books, records, journals, orders, receipts, or other correspondence related thereto (and to make extracts or copies thereof as the Administrative Agent may request) and to inspect the premises upon which any of the Assets is located for the purpose of verifying the amount, quality, quantity, value, and condition of, or any other matter relating to, the Assets; provided, however, that subject to the following proviso, the aggregate number of such inspections shall not exceed one (1) in any calendar year; provided, further, however, that during any period commencing upon the occurrence of an Event of Default and continuing for one year after the waiver (if any) in accordance with Section 11.1 hereof of such Event of Default, the Administrative Agent may exercise such access and other rights, at the Borrowers’ expense, at any time and as often as the Administrative Agent deems such action necessary or desirable; and (b) in addition to inspections as outlined above (and only to the extent exercised concurrently with such inspection), the Administrative Agent or its designee shall have the right, upon reasonable notice to and consultation with the Borrower Agent, to make test verifications of the Accounts and other Assets and physical verifications of the Inventory and other tangible items of the Assets at the expense of the Borrowers and in any manner and through any commercially reasonable medium that the Administrative Agent considers advisable, and the Loan Parties agree to furnish all such assistance and information as the Administrative Agent may require in connection therewith.  Any inspection pursuant hereto shall, at the option of the Loan Parties, occur in the presence of an officer of the Loan Parties.

12.4  Protection of Assets; Reimbursement.  Commencing upon Attachment and ending upon the release of the collateral pursuant to Section 12.2.10 above: (a) all reasonable insurance expenses and all reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining, and shipping any Assets, any and all excise, property, sales, use, or other taxes imposed by any federal, state, or local authority on any of the Assets, or in respect of the sale thereof, or otherwise in respect of each Loan Party’s business operations which, if unpaid, could result in the imposition of any Lien upon the Assets, shall be borne and paid by such Loan Party, subject to the provisions of Section 8.1.2; (b) if a Loan Party fails to pay any portion thereof promptly when due, except as may otherwise be permitted under this Agreement or under any of the other Loan Documents, the Administrative Agent, at its option, may, but shall not be required to pay the same; provided, such amount remains unpaid for ten (10) Business Days after the Administrative Agent has notified the Borrower Agent of such failure; and (c) all sums so paid or incurred by the Administrative Agent for any of the foregoing and any and all other sums for which such Loan Party may become liable under this Agreement and all costs and expenses (including reasonable attorneys’ fees and paralegals’ fees, legal expenses, and court costs, expenses and other charges related thereto) which the Administrative Agent may incur in protecting the Assets or any of its rights or remedies under this Agreement or any other agreement between the parties to this Agreement or in respect of any of the transactions to be had under this Agreement shall be repayable on demand and upon the expiration of five (5) calendar days after such demand such Loan Party shall be deemed to have delivered a Loan Request in the relevant amount, whereupon such amount shall become a Revolving Credit Loan.  Unless otherwise provided by Law, the Administrative Agent shall not be liable or responsible in any way for the safekeeping of any of the Assets or for any loss or damage thereto or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever.

12.5  Reinstatement.  The provisions of Article 12 of this Agreement shall remain in full force and effect and continue to be effective in respect of a Loan Party should any petition be filed by or against such Loan Party for liquidation or reorganization, should such Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any part of such Loan Party’s assets or should any other Relief Proceeding relating to such Loan Party be instituted, and shall continue to be effective or be reinstated, as the case may be, if at any time after Attachment payment and performance of the Obligations, or any part thereof, is pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned after Attachment, the Obligations shall, to the extent permitted by applicable law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(j)          Schedule 1.1(A) of the Credit Agreement is hereby amended to reflect that on the Second Amendment Effective Date, for purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate, the rates in Level V shall apply and shall remain in effect until the end of the Covenant Relief End Date.

(k)          As of the Second Amendment Effective Date, the Credit Agreement shall be amended to reflect that the aggregate Revolving Credit Commitments of all Lenders shall be $50,000,000 and Part 1 of Schedule 1.1(B) of the Credit Agreement is hereby amended and restated so as to reflect the modifications set forth in the Part 1 of Schedule 1.1(B) which is attached hereto.

(l)          Exhibit 8.3.3 [Compliance Certificate] of the Credit Agreement is hereby amended so as to reflect the modifications set forth in the Exhibit 8.3.3 which is attached hereto and made a part of this Amendment.

ARTICLE II

Section 2.1          No Other Amendments.  Except as amended hereby, the terms and provisions of the Credit Agreement remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed.  Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any Potential Default or Event of Default under any Loan Document, or a waiver or release of any of the Lenders' or Administrative Agent's rights and remedies (all of which are hereby reserved).

Section 2.2          Representations and Warranties.  Each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent as of the date of this Amendment as follows:

(a)          the execution, delivery and performance by such Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action and do not and will not (i) result in any breach of (A) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (B) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or (ii) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents);

(b)          this Amendment has been duly executed and delivered by such Loan Party, and this Amendment, the Credit Agreement and each other Loan Document (in each case, as amended hereby) constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each such Loan Party in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies;

(c)          the representations and warranties of such Loan Party contained in Article 6 of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date of this Amendment, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall remain true and correct in all material respects as of such earlier date, and except that for purposes of this clause (c), the representations and warranties contained in Section 6.1.6 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.3.1 and 8.3.2 of the Credit Agreement, as applicable;

(d)          immediately before and after the effectiveness of this Amendment, no Potential Default or Event of Default has occurred and is continuing; and

(e)          since December 27, 2024, nothing shall have occurred (and neither the Administrative Agent nor the Lenders shall have become aware of any facts or conditions not previously known) which results in a Material Adverse Change.

Section 2.3          Conditions to Effectiveness.  This Amendment shall become effective upon satisfaction of the following conditions precedent, each in form and substance reasonably satisfactory to the Administrative Agent, its legal counsel and each of the Lenders party hereto:

(a)          Amendment.  The Administrative Agent shall have received executed counterparts of this Amendment signed on behalf of (A) each Loan Party and (B) the Lenders party hereto consisting of the Required Lenders.

(b)          Officer's Certificate.  The Administrative Agent shall have received a Certificate executed by an Authorized Officer of each of the Loan Parties attesting that the representations and warranties of the Loan Parties contained in Article 6 of the Credit Agreement including as amended by the modifications and additional representations and warranties of this Amendment, and of each Loan Party in each of the other Loan Documents shall be true and accurate in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date, and that each of the Loan Parties has performed and complied with all covenants and conditions hereof and thereof, and that no Event of Default or Potential Default shall have occurred and be continuing or shall exist, and no material litigation is pending and no Material Adverse Change has occurred.

(c)          Secretary's Certificates.  There shall be delivered to the Administrative Agent for the benefit of each Lender a certificate dated the date hereof and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i)          all action taken by each Loan Party in connection with this Amendment and the other Loan Documents;

(ii)          the names of the officer or officers authorized to sign this Amendment and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Amendment and the true signatures of such officers, on which the Administrative Agent and each Lender may conclusively rely; and

(iii)          copies of its organizational documents, including its certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement or limited liability company certificate and operating agreement, as the case may be, as in effect on the date hereof (or a certification that the same have not been amended or otherwise modified since the same were last certified to the Administrative Agent and the Lenders, and remain in full force and effect on the date hereof) and, in the case of the certificate of incorporation of the Borrower, certified by the appropriate state official where such document is filed in a state office (or, in the event that no change has been made to such organizational documents previously delivered to the Administrative Agent, so certified by the Secretary or Assistant Secretary of such Loan Party), together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in the state of its formation.

(d)          Lien Searches.  Administrative Agent shall have received uniform commercial code and lien searches on each Loan Party in the jurisdiction of formation for each Loan Party, which search results shall be dated within at least 30 days prior to the Second Amendment Effective Date and which search results shall not reveal any Liens other than Permitted Liens.

(e)          Legal Details.  All legal details and proceedings in connection with the transactions contemplated by this Amendment and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and its counsel, as the Administrative Agent or its counsel may reasonably request.  Without limiting the generality of the foregoing, the Loan Parties and Lenders hereby (i) agree that, for all purposes of this Amendment, electronic images of this Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Amendment or any other Loan Documents based solely on the lack of paper original copies of  such Amendment and Loan Documents, including with respect to any signature pages thereto.

(f)          Fees.  The Borrowers shall have paid all fees, costs and expenses for which the Administrative Agent and the Lenders are entitled to be paid or reimbursed in accordance with the fee letter dated January 23, 2025, between the Borrowers and the Administrative Agent, including but not limited to the fees and expenses of the Administrative Agent's legal counsel.

Section 2.4          Miscellaneous.

(a)          This Amendment shall become effective as provided in Section 2.3.

(b)          The Credit Agreement, as amended by this Amendment, is in all respects ratified, approved and confirmed, and shall, as so amended, remain in full force and effect.  From and after the date that the amendments herein described take effect, all reference to the "Agreement" in the Credit Agreement and in the other Loan Documents, shall be deemed to be references to the Credit Agreement as amended by this Amendment.

(c)          This Amendment shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be governed by, construed and enforced in accordance with the laws of said State.

(d)          Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect.  Borrowers, the other Loan Parties, each Lender, and Administrative Agent acknowledge and agree that this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the Credit Agreement or the other Loan Documents.

(e)          This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means (including .pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

BORROWERS:

JOHNSON OUTDOORS INC.

By:	/s/ Jonathan M. Rothe
Name:	Jonathan M. Rothe
Title:	Assistant Treasurer

JOHNSON OUTDOORS WATERCRAFT INC.

By:	/s/ Jonathan M. Rothe
Name:	Jonathan M. Rothe
Title:	Secretary and Treasurer

JOHNSON OUTDOORS MARINE ELECTRONICS, INC.

By:	/s/ Jonathan M. Rothe
Name:	Jonathan M. Rothe
Title:	Secretary

JOHNSON OUTDOORS DIVING LLC

By:	/s/ Jonathan M. Rothe
Name:	Jonathan M. Rothe
Title:	Secretary

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

BORROWERS (continued):

UNDER SEA INDUSTRIES, INC.

By:	/s/ Jonathan M. Rothe
Name:	Jonathan M. Rothe
Title:	President

JOHNSON OUTDOORS GEAR, INC.

By:	/s/ Jonathan M. Rothe
Name:	Jonathan M. Rothe
Title:	Secretary and Treasurer

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Joseph Vehec
Name:	Joseph Vehec
Title:	Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

ASSOCIATED BANK, N.A.

By:	/s/ Daniel Holzhauer
Name:	Daniel Holzhauer
Title:	SVP – Team Leader

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: PNC Bank, National Association Address: 411 E. Wisconsin Avenue Milwaukee, WI 53202 Attention: Joseph Vehec Telephone: (414) 270-5691 Telecopy: (414) 226- 2353	$33,333,333.33	66.666666667%
Name: Associated Bank, N.A. Address: 330 East Kilbourn Avenue Milwaukee, WI 53202 Attention: Daniel Holzhauer Telephone: (414) 283-2361 Telecopy: (414) 283-2300	$16,666,666.67	33.333333333%
Total	$50,000,000.00	100.000000000%

EXHIBIT 8.3.3

QUARTERLY COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 8.3.3 of that certain Amended and Restated Credit Agreement dated as of November 15, 2017, as amended to date (the "Credit Agreement") by and among Johnson Outdoors Inc., a Wisconsin corporation, Johnson Outdoors Watercraft Inc., a Delaware corporation, Johnson Outdoors Marine Electronics, Inc., an Alabama corporation, Johnson Outdoors Diving LLC, a Delaware limited liability company, Under Sea Industries, Inc., a Delaware corporation, Johnson Outdoors Gear, Inc., a Delaware corporation and each of the other borrowers from time to time party thereto (each a "Borrower" and collectively, the "Borrowers"), the Lenders party thereto (the "Lenders"), the Guarantors party thereto (the "Guarantors") and PNC Bank, National Association, as Administrative Agent for the Lenders (the "Administrative Agent").  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned officer, ______________________, the ___________ [President/Chief Executive Officer/Chief Financial Officer/Assistant Treasurer] of the Borrower Agent, in such capacity, does hereby certify on behalf of the Borrowers as of the quarter/year ended _________________, 20___ (the "Report Date"), as follows:

(1)          Maximum Leverage Ratio (Section 8.2.14).  As of the Report Date1, the Leverage Ratio of the Loan Parties is _________________, which ratio is not greater than 3.00 to 1.00.  Supporting calculations for the Leverage Ratio are set forth on Exhibit A attached hereto and made a part hereof.

(2)          Minimum Interest Coverage Ratio (Section 8.2.15).  As of the Report Date2, the Interest Coverage Ratio of the Loan Parties is _____________, which ratio is not less than 3.50 to 1.00.  Supporting calculations for the Interest Coverage Ratio are set forth on Exhibit A attached hereto and made a part hereof.

(3)          Minimum Cash-on-Hand (Section 8.2.19)3.  As of the Report Date, the unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries is ________________ (which shall not be less than $50,000,000).

(4)          Representations, Warranties and Covenants.  The representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects, provided, however, that to the extent any such representation or warranty is already qualified by materiality or Material Adverse Change, such representation or warranty shall be true and correct in all respects on and as of the date of this certificate with the same effect as though such representations and warranties had been made on the date hereof (except representations and warranties which expressly relate solely to an earlier date or time), and the Borrowers have performed and complied with all covenants and conditions of the Credit Agreement.  [Schedule __ is updated to include the information on the attached schedule.  The change represented by the updated information is not prohibited under Article 8 of the Credit Agreement.]

1 Not tested during the Covenant Relief Period.
2 Not tested during the Covenant Relief Period.
3 To be reported for fiscal quarters ending December 27, 2024, March 28, 2025 and June 27, 2025 and if the Loan Parties desire to make a Permitted Acquisition or make certain distributions during the Covenant Relief Period.

(5)          Event of Default or Potential Default.  No Event of Default or Potential Default exists as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE - QUARTERLY COMPLIANCE CERTIFICATE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of ____________, 20___.

BORROWER AGENT:

JOHNSON OUTDOORS INC., a Wisconsin corporation

By:
Name:
Title:

Exhibit A – Supporting calculations for Financial Covenants

(See attached)